Exhibit 99.1

PRESS RELEASE

ANTHEM REPORTS FOURTH QUARTER AND FULL YEAR 2015 RESULTS

•	Net income was $0.68 per share, including net negative adjustment items of $0.46 per share. Adjusted net income was $1.14 per share (refer to the GAAP reconciliation table on page 15).

•	Full year net income was $9.38 per share, including net negative adjustment items of $0.78 per share. Adjusted net income was $10.16 per share (refer to the GAAP reconciliation table on page 15).

•	Medical enrollment totaled approximately 38.6 million members as of December 31, 2015 and increased by 1.1 million lives during 2015.

•	Full year 2016 GAAP net income is expected to be greater than $10.35 per share. Full year adjusted net income is expected to be greater than $10.80 per share (refer to the GAAP reconciliation table on page 15).

Indianapolis, Ind. – January 27, 2016 – Anthem, Inc. (NYSE: ANTM) today announced that fourth quarter 2015 net income was $180.9 million, or $0.68 per share. These results included net negative adjustment items of $0.46 per share. Net income in the fourth quarter of 2014 was $506.7 million, or $1.80 per share, which included net negative adjustment items of $0.06 per share.

Excluding the items noted in each period, adjusted net income was $1.14 per share in the fourth quarter of 2015, a decrease of 38.7 percent compared with adjusted net income of $1.86 per share in the prior year quarter (refer to page 15 for a reconciliation to the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles, or “GAAP”).

Full year 2015 net income totaled approximately $2.6 billion, or $9.38 per share, including net negative adjustment items of $0.78 per share. Full year 2014 net income was approximately $2.6 billion, or $8.99 per share, including net negative adjustment items of $0.36 per share. Excluding the items noted in each period, adjusted net income was $10.16 per share for the full year of 2015, an increase of 8.7 percent from $9.35 per share in 2014 (refer to page 15).

“Our solid fourth quarter results reflected a continuation of our positive operating momentum as we ended the year serving 38.6 million members across our Commercial and Government markets. As we look ahead to 2016, we remain well-positioned to continue advancing affordability, quality and choice for our members. We believe our strategy will be enhanced with the pending acquisition of Cigna, which we continue to expect should close in the second half of 2016,” said Joseph Swedish, chairman, president and chief executive officer.

“We are pleased with our performance in the fourth quarter and our full-year 2015 results of $10.16 in adjusted EPS. Our 2015 performance and favorable medical cost trends set a strong starting point for 2016,” said Wayne DeVeydt, executive vice president and chief financial officer.

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled approximately 38.6 million members at December 31, 2015, an increase of approximately 1.1 million members, or 2.9 percent, from 37.5 million at December 31, 2014. Medicaid enrollment increased by 721,000 members and the Commercial & Specialty Business enrollment increased by 314,000 medical members as the Company experienced growth of 328,000 and 104,000 in the National and Local Group markets, respectively, partially offset by a decrease of 118,000 members in the Individual business. Enrollment also grew in the Medicare business and Federal Employee Program by 35,000 and 30,000, respectively.

Medical enrollment decreased by 102,000 members, or 0.3%, sequentially during the fourth quarter of 2015. The decrease reflected enrollment losses in the National and Individual businesses, partially offset by gains in the Medicaid business.

Operating Revenue: Operating revenue was $20.0 billion in the fourth quarter of 2015, an increase of approximately $1.2 billion, or 6.6 percent, versus the nearly $18.8 billion in the prior year quarter. The growth in revenue reflected premium increases to cover overall cost trends and higher enrollment in the Medicaid and Commercial self-funded businesses. These increases were partially offset by a decline in Local Group fully insured and Individual enrollment.

Benefit Expense Ratio: The benefit expense ratio was 87.0 percent in the fourth quarter of 2015, an increase of 250 basis points from 84.5 percent in the prior year quarter. The increase was largely driven by an increase in the Individual and Local Group businesses, which included higher favorable prior period reserve development in the 4th quarter of 2014 than in the 4th quarter of 2015 and the timing of medical cost experience. The increase was partially offset by improved medical cost performance in certain markets in the Medicare business.

Medical claims reserves established at December 31, 2014, developed moderately better than the Company’s expectation during 2015, which resulted in offsetting adjustments for the risk stabilization programs from Health Care Reform.

Medical Cost Trend: For the full year 2015, underlying Local Group medical cost trend was at the lower half of our previously guided range of 6.5% - 7.5%. The Company anticipates that medical cost trends will be in the range of 7.0% - 7.5% in 2016.

Days in Claims Payable: Days in Claims Payable (“DCP”) was 42.7 days as of December 31, 2015, an increase of 0.4 days from 42.3 days as of September 30, 2015. The increase was primarily due to changes in the timing of claims payments between periods.

SG&A Expense Ratio: The SG&A expense ratio was 16.3 percent in the fourth quarter of 2015, an increase of 10 basis points from 16.2 percent in the fourth quarter of 2014. The increase was primarily driven by higher costs to support strong membership growth in 2015, partially offset by the impact of higher enrollment in the Medicaid business, which carries a lower average SG&A expense ratio than the consolidated company average.

Operating Cash Flow: Operating cash flow was $949.1 million, or 5.2 times net income in the fourth quarter of 2015, and approximately $4.1 billion, or 1.6 times net income for full year 2015. The Company’s 2015 results include the impact of approximately $500 million in timing items related to government and vendor payments. For 2016, the company expects operating cash flow to be greater than $3.0 billion, which includes the impact of the timing items referenced above.

Share Repurchase Program: The Company did not repurchase any shares of its common stock during the fourth quarter of 2015 due to the pending acquisition of Cigna. During 2015, the Company repurchased approximately 10.4 million shares of its common stock, or 3.9 percent of the shares outstanding as of December 31, 2014, for $1.5 billion, or a weighted-average price of $145.50. As of December 31, 2015, the Company had nearly $4.2 billion of Board-approved share repurchase authorization remaining.

Cash Dividend: During the fourth quarter of 2015, the Company paid a quarterly dividend of $0.625 per share, representing a distribution of cash totaling $163.1 million.

Investment Portfolio & Capital Position: During the fourth quarter of 2015, the Company recorded net realized gains on investments totaling $30.6 million and other-than-temporary impairment losses totaling $28.5 million. During the fourth quarter of 2014, the Company recorded net realized gains of $43.8 million, partially offset by other-than-temporary impairment losses totaling $13.5 million.

As of December 31, 2015, the Company’s net unrealized gain position in the investment portfolio was $367.5 million, consisting of net unrealized gains on equity securities totaling $389.7 million and net unrealized losses on fixed maturity securities totaling $22.2 million. As of December 31, 2015, cash and investments at the parent company totaled approximately $1.4 billion.

Discontinued Operations: In late December 2013, the Company entered into agreements to divest its 1-800 CONTACTS subsidiary and related assets. The sales were completed on January 31, 2014. As a result, the current and prior period operating results of 1-800 CONTACTS have been classified as discontinued operations, net of the related tax effects.

REPORTABLE SEGMENTS

Anthem, Inc. has three reportable segments: Commercial & Specialty Business (comprised of the Local Group, National Accounts, Individual and Specialty businesses); Government Business (comprised of the Medicaid and Medicare businesses, National Government Services, and the Federal Employee Program); and Other (comprised of unallocated corporate expenses and certain other businesses that do not meet the quantitative thresholds for separate reportable segment disclosure).

Anthem, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended December 31				Twelve Months Ended December 31
	2015	2014	Change		2015	2014	Change
Operating Revenue
Commercial & Specialty Business	$9,402.6	$9,728.0	(3.3%)		$37,570.8	$39,199.6	(4.2%)
Government Business	10,614.8	9,040.4	17.4%		40,813.0	33,796.4	20.8%
Other	6.3	7.8	(19.2%)		21.0	25.7	(18.3%)

Total Operating Revenue[1]	20,023.7	18,776.2	6.6%		78,404.8	73,021.7	7.4%

Operating Gain / (Loss)
Commercial & Specialty Business	$55.8	$539.5	(89.7%)		$2,854.0	$3,260.9	(12.5%)
Government Business	417.8	354.9	17.7%		1,978.5	1,191.9	66.0%
Other	(33.8)	(8.9)	NM	[2]	(79.4)	(34.4)	NM	[2]

Total Operating Gain[1]	439.8	885.5	(50.3%)		4,753.1	4,418.4	7.6%

Operating Margin
Commercial & Specialty Business	0.6%	5.5%	(490	) bp	7.6%	8.3%	(70	) bp
Government Business	3.9%	3.9%	0	bp	4.8%	3.5%	130	bp
Total Operating Margin[1]	2.2%	4.7%	(250	) bp	6.1%	6.1%	0	bp

(1)	Non-GAAP measures. See “Basis of Presentation” on page 6 herein.
(2)	“NM” = calculation not meaningful.

Commercial & Specialty Business: Operating gain in the Commercial & Specialty Business segment totaled $55.8 million in the fourth quarter of 2015, a decrease of $483.7 million, or 89.7 percent, from $539.5 million in the fourth quarter of 2014. The decrease is a result of a higher benefit expense ratio in the Individual and Local Group businesses which included higher favorable prior period reserve development in the 4th quarter of 2014 than in the 4th quarter of 2015 and the timing of medical cost experience as well as fully insured membership declines. These declines were partially offset by enrollment growth in the self-funded businesses.

Government Business: Operating gain in the Government Business segment was $417.8 million in the fourth quarter of 2015, an increase of $62.9 million, or 17.7 percent, from $354.9 million in the fourth quarter of 2014. The increase was driven by improved medical cost performance in the Medicare business and enrollment increases in the Medicaid business.

Other: The Company reported an operating loss of $33.8 million in the Other segment for the fourth quarter of 2015, compared with an operating loss of $8.9 million in the prior year quarter.

OUTLOOK*

Full Year 2016 (refer to the Financial Guidance Summary on page 14 for full details):

•	Net income is expected to be greater than $10.35 per share, including greater than $0.45 per share of amortization of other intangible assets. Excluding this item, adjusted net income is expected to be greater than $10.80 per share (refer to the GAAP reconciliation table on page 15).

•	Medical membership is expected to be in the range of 38,800,000 – 39,000,000. Fully insured membership is expected to be in the range of 14,600,000 – 14,700,000 and self-funded membership is expected to be in the range of 24,200,000 – 24,300,000.

•	Operating revenue is expected to be in the range of $80.0 – $81.0 billion.

•	Benefit expense ratio is expected to be in the range of 83.6% plus or minus 30 basis points.

•	SG&A ratio is expected to be in the range of 15.4% plus or minus 30 basis points.

•	Operating cash flow is expected to be greater than $3.0 billion.

*	This outlook does not include any benefits or transaction costs associated with the pending Cigna acquisition.

Basis of Presentation

1.	Operating revenue and operating gain, both non-GAAP measures, are the key measures used by management to evaluate performance in each of its reporting segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain, is calculated as total operating revenue less benefit expense and selling, general and administrative expense. It does not include net investment income, net realized gains/losses on investments, other-than-temporary impairment losses recognized in income, interest expense, amortization of other intangible assets, gains/losses on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management (refer to page 15 for the GAAP reconciliation tables).

2.	Operating margin is defined as operating gain divided by operating revenue. Consolidated operating margin is a non-GAAP measure.

3.	In late December 2013, Anthem, Inc. entered into agreements to divest its 1-800 CONTACTS subsidiary and related assets. As a result, the Company reclassified the current and prior period results of 1-800 CONTACTS as discontinued operations, net of the related tax effects. The 1-800 CONTACTS subsidiary and related assets sale was completed on January 31, 2014.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Standard Time (“EST”) to discuss the Company’s fourth quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

800-288-8975 (Domestic)	800-475-6701 (Domestic Replay)
612-332-0632 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 378815. The replay will be available from 11:00 a.m. EST today, until the end of the day on February 9, 2016. The call will also be available through a live webcast at www.antheminc.com under the “Investors” link. A webcast replay will be available following the call.

Anthem Contacts:

Investor Relations	Media
Doug Simpson, 317-488-6181	Jill Becher, 414-234-1573
Douglas.simpson@anthem.com	Jill.becher@anthem.com

About Anthem, Inc.

Anthem is working to transform health care with trusted and caring solutions. Our health plan companies deliver quality products and services that give their members access to the care they need. With over 72 million people served by its affiliated companies, including more than 38 million enrolled in its family of health plans, Anthem is one of the nation’s leading health benefits companies. For more information about Anthem’s family of companies, please visit www.antheminc.com/companies.

Anthem, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
	December 31,	December 31,	September 30,	December 31,	September 30,
	2015	2014	2015	2014	2015
Medical Membership
Customer Type
Local Group	15,241	15,137	15,248	0.7%	(0.0%)

National Accounts	7,355	7,155	7,370	2.8%	(0.2%)
BlueCard	5,407	5,279	5,465	2.4%	(1.1%)

Total National	12,762	12,434	12,835	2.6%	(0.6%)

Individual	1,675	1,793	1,745	(6.6%)	(4.0%)
Medicaid	5,914	5,193	5,863	13.9%	0.9%
Medicare	1,439	1,404	1,441	2.5%	(0.1%)
FEP	1,568	1,538	1,569	2.0%	(0.1%)

Total Medical Membership	38,599	37,499	38,701	2.9%	(0.3%)

Funding Arrangement
Self-Funded	23,666	22,800	23,719	3.8%	(0.2%)
Fully-Insured	14,933	14,699	14,982	1.6%	(0.3%)

Total Medical Membership	38,599	37,499	38,701	2.9%	(0.3%)

Reportable Segment
Commercial & Specialty Business	29,678	29,364	29,828	1.1%	(0.5%)
Government Business	8,921	8,135	8,873	9.7%	0.5%

Total Medical Membership	38,599	37,499	38,701	2.9%	(0.3%)

Other Membership
Life and Disability	4,849	4,762	4,815	1.8%	0.7%
Dental	5,206	4,995	5,137	4.2%	1.3%
Dental Administration	5,282	4,918	5,304	7.4%	(0.4%)
Vision	5,641	5,096	5,513	10.7%	2.3%
Medicare Advantage Part D	622	690	619	(9.9%)	0.5%
Medicare Part D Stand Alone	371	467	372	(20.6%)	(0.3%)

Anthem, Inc.

Consolidated Statements of Income

	Three Months Ended
(In millions, except per share data)	December 31
	2015	2014	Change
	(Unaudited)
Revenues
Premiums	$18,745.3	$17,577.9	6.6%
Administrative fees	1,270.4	1,186.3	7.1%
Other revenue	8.0	12.0	(33.3%)

Total operating revenue	20,023.7	18,776.2	6.6%

Net investment income	162.1	177.8	(8.8%)
Net realized/gains on investments	30.6	43.8	(30.1%)

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(31.7)	(14.3)	NM	(1)
Portion of other-than-temporary impairment losses recognized in other comprehensive income	3.2	0.8	NM	(1)

Other-than-temporary impairment losses recognized in income	(28.5)	(13.5)	NM	(1)

Total revenues	20,187.9	18,984.3	6.3%

Expenses
Benefit expense	16,315.5	14,857.9	9.8%
Selling, general and administrative expense
Selling expense	350.0	356.3	(1.8%)
General and administrative expense	2,918.4	2,676.5	9.0%

Total selling, general and administrative expense	3,268.4	3,032.8	7.8%
Interest expense	179.7	153.6	17.0%
(Gain)/Loss on extinguishment of debt	(7.5)	0.3	NM	(1)
Amortization of other intangible assets	57.5	52.6	9.3%

Total expenses	19,813.6	18,097.2	9.5%

Income before income tax expense	374.3	887.1	(57.8%)

Income tax expense	193.4	380.4	(49.2%)

Net income	$180.9	$506.7	(64.3%)

Net income per diluted share	$0.68	$1.80	(62.2%)

Diluted shares	268.0	281.0	(4.6%)
Benefit expense as a percentage of premiums	87.0%	84.5%	250	bp
Selling, general and administrative expense as a percentage of total operating revenue	16.3%	16.2%	10	bp
Income from continuing operations before income tax expense as a percentage of total revenues	1.9%	4.7%	(280	) bp

(1)	“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

	Twelve Months Ended
(In millions, except per share data)	December 31
	2015	2014	Change
	(Unaudited)
Revenues
Premiums	$73,385.1	$68,389.8	7.3%
Administrative fees	4,976.6	4,590.6	8.4%
Other revenue	43.1	41.3	4.4%

Total operating revenue	78,404.8	73,021.7	7.4%

Net investment income	677.6	724.4	(6.5%)
Net realized gains on investments	157.5	177.0	(11.0%)

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(99.9)	(56.2)	NM	(2)
Portion of other-than-temporary impairment losses recognized in other comprehensive income	16.5	7.2	NM	(2)

Other-than-temporary impairment losses recognized in income	(83.4)	(49.0)	NM	(2)

Total revenues	79,156.5	73,874.1	7.2%

Expenses
Benefit expense	61,116.9	56,854.9	7.5%
Selling, general and administrative expense
Selling expense	1,441.1	1,490.1	(3.3%)
General and administrative expense	11,093.7	10,258.3	8.1%

Total selling, general and administrative expense	12,534.8	11,748.4	6.7%
Interest expense	653.0	600.7	8.7%
(Gain)/Loss on extinguishment of debt	(9.3)	81.1	NM	(2)
Amortization of other intangible assets	230.1	220.9	4.2%

Total expenses	74,525.5	69,506.0	7.2%

Income from continuing operations before income tax expense	4,631.0	4,368.1	6.0%

Income tax expense	2,071.0	1,808.0	14.5%

Income from continuing operations	2,560.0	2,560.1	0.0%

Income from discontinued operations, net of tax (1)	—	9.6	NM	(2)

Net income	$2,560.0	$2,569.7	(0.4%)

Net income per diluted share	$9.38	$8.99	4.3%

Diluted shares	272.9	285.9	(4.5%)

Benefit expense as a percentage of premiums	83.3%	83.1%	20	bp
Selling, general and administrative expense as a percentage of total operating revenue	16.0%	16.1%	(10	) bp
Income from continuing operations before income tax expense as a percentage of total revenues	5.9%	5.9%	0	bp

(1)	Results for 1-800 CONTACTS have been reclassified as discontinued operations under GAAP.
(2)	“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Balance Sheets

(In millions)	December 31, 2015	December 31, 2014[1]
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,113.5	$2,151.7
Investments available-for-sale, at fair value:
Fixed maturity securities	16,920.0	17,467.4
Equity securities	1,441.8	1,906.6
Other invested assets, current	19.1	20.2
Accrued investment income	170.8	161.4
Premium and self-funded receivables	4,602.8	4,825.5
Other receivables	2,421.4	2,117.0
Income taxes receivable	316.6	308.9
Securities lending collateral	1,300.4	1,515.2
Other current assets	1,555.7	1,473.9

Total current assets	30,862.1	31,947.8

Long-term investments available-for-sale, at fair value:
Fixed maturity securities	558.2	504.4
Equity securities	31.0	31.5
Other invested assets, long-term	2,041.1	1,695.9
Property and equipment, net	2,019.8	1,944.3
Goodwill	17,562.2	17,082.0
Other intangible assets	8,158.0	7,958.1
Other noncurrent assets	485.4	512.3

Total assets	$61,717.8	$61,676.3

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$7,569.8	$6,861.2
Reserves for future policy benefits	71.9	68.1
Other policyholder liabilities	2,256.5	2,626.5

Total policy liabilities	9,898.2	9,555.8
Unearned income	1,145.5	1,078.1
Accounts payable and accrued expenses	3,318.8	3,651.8
Security trades pending payable	73.1	66.2
Securities lending payable	1,300.9	1,515.3
Short-term borrowings	540.0	400.0
Current portion of long-term debt	—	624.3
Other current liabilities	2,816.1	1,861.2

Total current liabilities	19,092.6	18,752.7

Long-term debt, less current portion	15,324.5	14,019.6
Reserves for future policy benefits, noncurrent	631.7	671.3
Deferred tax liabilities, net	2,630.6	2,945.6
Other noncurrent liabilities	994.3	1,035.8

Total liabilities	38,673.7	37,425.0

Shareholders’ equity
Common stock	2.6	2.7
Additional paid-in capital	8,555.6	10,062.3
Retained earnings	14,778.5	14,014.4
Accumulated other comprehensive (loss)/income	(292.6)	171.9

Total shareholders’ equity	23,044.1	24,251.3

Total liabilities and shareholders’ equity	$61,717.8	$61,676.3

(1)	Certain prior year amounts have been reclassified to conform to the current year presentation.

Anthem, Inc.

Consolidated Statements of Cash Flows

	Twelve Months Ended December 31
(In millions)	2015	2014
	(Unaudited)
Operating activities
Net income	$2,560.0	$2,569.7
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(157.5)	(177.0)
Other-than-temporary impairment losses recognized in income	83.4	49.0
(Gain)/Loss on extinguishment of debt	(9.3)	81.1
Gain on disposal of discontinued operations	—	(3.2)
(Gain)/ Loss on disposal of assets	16.0	(1.7)
Deferred income taxes	(65.9)	30.7
Amortization, net of accretion	802.1	744.5
Depreciation expense	105.8	106.5
Impairment of property and equipment	1.8	7.9
Share-based compensation	148.2	168.9
Excess tax benefits from share-based compensation	(95.8)	(46.4)
Changes in operating assets and liabilities:
Receivables, net	(42.9)	(1,899.7)
Other invested assets	5.9	(21.7)
Other assets	33.8	405.5
Policy liabilities	193.0	1,240.6
Unearned income	33.9	255.1
Accounts payable and accrued expenses	(219.3)	(14.4)
Other liabilities	686.4	(7.9)
Income taxes	41.5	(34.0)
Other, net	(5.1)	(84.2)

Net cash provided by operating activities	4,116.0	3,369.3

Investing activities
Purchases of fixed maturity securities	(9,792.0)	(9,613.4)
Proceeds from sales and maturities of fixed maturity securities	10,222.8	9,384.7
Purchases of equity securities	(1,561.4)	(912.0)
Proceeds from sales of equity securities	1,471.1	746.5
Purchases of other invested assets	(505.8)	(205.7)
Proceeds from sales of other invested assets	85.9	124.7
Settlement of non-hedging derivatives	(36.5)	(67.4)
Changes in securities lending collateral	214.4	(545.6)
(Purchases of)/Proceeds from the sale of subsidiary, net of cash acquired/sold	(638.9)	740.0
Net purchases of property and equipment	(602.9)	(626.6)
Other, net	(8.2)	(0.1)

Net cash used in investing activities	(1,151.5)	(974.9)

Financing activities
Net proceeds from/(repayments of) commercial paper borrowings	682.2	(379.2)
Net proceeds from short-term borrowings	140.0	—
Net (repayments of)/proceeds from long-term borrowings	(1,470.7)	969.9
Changes in securities lending payable	(214.4)	545.6
Changes in bank overdrafts	(243.8)	173.0
Net payments on call/put options	(0.1)	—
Repurchase and retirement of common stock	(1,515.8)	(2,998.8)
Cash dividends	(656.6)	(480.7)
Proceeds from issuance of common stock under employee stock plans	186.0	301.3
Excess tax benefits from share-based compensation	95.8	46.4

Net cash used in financing activities	(2,997.4)	(1,822.5)

Effects of foreign currency exchange rate changes on cash and cash equivalents	(5.3)	(7.1)

Change in cash and cash equivalents	(38.2)	564.8
Cash and cash equivalents at beginning of year	2,151.7	1,586.9

Cash and cash equivalents at end of period	$2,113.5	$2,151.7

Anthem, Inc.

Reconciliation of Medical Claims Payable

	Years Ended December 31
(In millions)	2015	2014	2013
Gross medical claims payable, beginning of year	$6,861.2	$6,127.2	$6,174.5
Ceded medical claims payable, beginning of year	(767.4)	(23.4)	(27.2)

Net medical claims payable, beginning of year	6,093.8	6,103.8	6,147.3

Business combinations and purchase adjustments	121.8	—	—

Net incurred medical claims:
Current year	60,708.4	56,305.8	55,894.3
Prior years redundancies[1]	(800.2)	(541.9)	(599.1)

Total net incurred medical claims	59,908.2	55,763.9	55,295.2

Net payments attributable to:
Current year medical claims	54,067.7	50,353.9	49,887.2
Prior years medical claims	5,131.9	5,420.0	5,451.5

Total net payments	59,199.6	55,773.9	55,338.7

Net medical claims payable, end of period	6,924.2	6,093.8	6,103.8
Ceded medical claims, end of period	645.6	767.4	23.4

Gross medical claims payable, end of period	$7,569.8	$6,861.2	$6,127.2

Current year medical claims paid as a percentage of current year net incurred medical claims	89.1%	89.4%	89.3%

Prior year redundancies in the current year as a percentage of prior year net medical claims payables less prior year redundancies in the current year	15.1%	9.7%	10.8%

Prior year redundancies in the current year as a percentage of prior year net incurred medical claims	1.4%	1.0%	1.3%

[1]	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

Anthem, Inc.

Financial Guidance Summary

(Unaudited)

	Full Year 2015 Actual	Full Year 2016 Outlook[1]	Approximate Change
Year-End Medical Enrollment
Self-funded	23,666	24,200 - 24,300	535k - 635k
Fully-Insured	14,933	14,600 - 14,700	(335k) - (235k)

Total	38,599	38,800 - 39,000	200k - 400k
Operating Revenue	$78.4 billion	$80.0 - $81.0 billion	$1.6 - $2.6 billion or 2.0% - 3.3%
Benefit Expense Ratio	83.3%	83.6% +/- 30 bps	(30) bps
SG&A Expense Ratio	16.0%	15.4% +/- 30 bps	60 bps
Operating Gain	$4.8 billion	Greater than $5.1 billion	Greater than $300 million or 6.3%
Other Pre-Tax Items:
Net Investment income	$678 million	$650 million	($28) million
Interest Expense	($653) million	($630) million	$23 million
Amortization of Intangible Assets	($230) million	($190) million	$40 million

Net Pre-Tax Expense	($205) million	($170) million	$35 million
Effective Tax Rate	44.7%	43.5% - 45.5%	(1.2%) - 0.8%
GAAP EPS	$9.38	Greater than $10.35	10.3% or better
Adjusted EPS[1]	$10.16	Greater than $10.80	6.3% or better
Diluted Shares	272.9 million	266-270 million	(2.5%) - (1.0%)
Operating Cash Flow	$4.1 billion	Greater than $3.0 billion	($1.1B) million or better

(1)	2016 outlook does not include any benefits or transaction costs associated with the pending Cigna acquisition.

Anthem, Inc.

GAAP Reconciliation

(Unaudited)

Anthem, Inc. has referenced “Adjusted Net Income,” “Adjusted Net Income Per Share,” “Operating Revenue,” and “Operating Gain” which are non-GAAP measures in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. Rather, these non-GAAP measures are provided to further aid investors in understanding and analyzing the company’s core operating results and comparing Anthem, Inc.’s financial results. A reconciliation of Operating Revenue to Total Revenue is set forth in the Consolidated Statements of Income herein. A reconciliation of the other non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP is presented below.

	Three Months Ended December 31			Twelve Months Ended December 31
(In millions, except per share data)	2015	2014	Change	2015	2014	Change
Net income	$180.9	$506.7	(64.3%)	$2,560.0	$2,569.7	(0.4%)
Add / (Subtract) - net of related tax effects:
Net realized gains on investments	(19.9)	(28.5)		(102.4)	(115.1)
Other-than-temporary impairment losses on investments	18.5	8.8		54.2	31.9
(Gain)/Loss on extinguishment of debt	(4.9)	0.2		(6.0)	52.7
Transaction related costs	51.5	—		74.1	—
Amortization of other intangible assets	37.4	34.2		149.6	143.6
California adverse franchise tax ruling	42.3	—		42.3	—
1-800 CONTACTS 2014 income	—	—		—	(9.6)
Rounding impact	—	0.1		(0.1)	—

Net adjustment items	124.9	14.8		211.7	103.5

Adjusted net income	$305.8	$521.5	(41.4%)	$2,771.7	$2,673.2	3.7%

Net income per diluted share	$0.68	$1.80	(62.2%)	$9.38	$8.99	4.3%
Add / (Subtract) - net of related tax effects:
Net realized gains on investments	(0.07)	(0.10)		(0.38)	(0.40)
Other-than-temporary impairment losses on investments	0.07	0.03		0.20	0.11
(Gain)/Loss on extinguishment of debt	(0.02)	0.00		(0.02)	0.18
Transaction related costs	0.19	—		0.27	—
Amortization of other intangible assets	0.14	0.12		0.55	0.50
California adverse franchise tax ruling	0.16	—		0.16	—
1-800 CONTACTS 2014 income	—	—		—	(0.03)
Rounding impact	(0.01)	0.01		—	—

Net adjustment items	0.46	0.06		0.78	0.36

Adjusted net income per diluted share	$1.14	$1.86	(38.7%)	$10.16	$9.35	8.7%

	Full Year 2016 Outlook
Net income per diluted share	Greater than $	10.35
Add / (Subtract) - net of related tax effects:
Amortization of other intangible assets	Greater than $	0.45

Net adjustment items	Greater than $	0.45

Adjusted net income per diluted share	Greater than $	10.80

	Three Months Ended December 31			Twelve Months Ended December 31
	2015	2014	Change	2015	2014	Change
Reportable segments operating gain	$439.8	$885.5	(50.3%)	$4,753.1	$4,418.4	7.6%
Net investment income	162.1	177.8		677.6	724.4
Net realized gains/(losses) on investments	30.6	43.8		157.5	177.0
Other-than-temporary impairment losses recognized in income	(28.5)	(13.5)		(83.4)	(49.0)
Interest expense	(179.7)	(153.6)		(653.0)	(600.7)
Amortization of other intangible assets	(57.5)	(52.6)		(230.1)	(220.9)
Gain/(Loss) on extinguishment of debt	7.5	(0.3)		9.3	(81.1)

Income from continuing operations before income tax expense	$374.3	$887.1	(57.8%)	$4,631.0	$4,368.1	6.0%

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This document contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are statements that are not generally historical facts. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “anticipate(s),” “intend,” “estimate,” “project” and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in our public filings with the U.S. Securities and Exchange Commission, or SEC; increased government participation in, or regulation or taxation of health benefits and managed care operations, including, but not limited to, the impact of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, or Health Care Reform; trends in health care costs and utilization rates; our ability to secure sufficient premium rates including regulatory approval for and implementation of such rates; our participation in the federal and state health insurance exchanges under Health Care Reform, which have experienced and continue to experience challenges due to implementation of initial and phased-in provisions of Health Care Reform, and which entail uncertainties associated with the mix and volume of business, particularly in our Individual and Small Group markets, that could negatively impact the adequacy of our premium rates and which may not be sufficiently offset by the risk apportionment provisions of Health Care Reform; the ultimate outcome of our pending acquisition of Cigna Corporation (“Cigna”) (the “Acquisition”), including our ability to achieve the synergies and value creation contemplated by the transaction within the expected time period or at all and the risk that unexpected costs will be incurred in connection therewith; the ultimate outcome and results of integrating our and Cigna’s operations and disruption from the transaction making it more difficult to maintain businesses and operational relationships; the possibility that the Acquisition does not close, including, but not limited to, due to the failure to satisfy the closing conditions, including the receipt of required regulatory approvals; the risks and uncertainties detailed by Cigna with respect to its business as described in its reports and documents filed with the SEC; our ability to contract with providers consistent with past practice; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon and funding risks with respect to revenue received from participation therein; a downgrade in our financial strength ratings; litigation and investigations targeted at our industry and our ability to resolve litigation and investigations within estimates; medical malpractice or professional liability claims or other risks related to health care services provided by our subsidiaries; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; non-compliance by any party with the Express Scripts, Inc. pharmacy benefit management services agreement, which could result in financial penalties, our inability to meet customer demands, and sanctions imposed by governmental entities, including the Centers for Medicare and Medicaid Services; events that result in negative publicity for us or the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with third party vendors for information system resources; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; state guaranty fund assessments for insolvent insurers; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member or employee sensitive or confidential information, including the impact and outcome of investigations, inquiries, claims and litigation related to the cyber-attack we reported in February 2015; changes in economic and market conditions, as well as regulations that may negatively affect our investment portfolios and liquidity; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative effect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations; future public health epidemics and catastrophes; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in our SEC reports.